EXHIBIT 3.2

CERTIFICATE OF AMENDMENT
OF
RICE ENERGY APPALACHIA LLC

1. The name of the limited liability company is Rice Energy Appalachia LLC.
2. Section 1 of the Certificate of Formation of the limited liability company is hereby amended in its entirety as follows:
“1. The name of the Company is Rice Energy Operating LLC.”
IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Rice Energy Appalachia LLC as of the 17th day of October, 2016.

/s/ William E. Jordan
William E. Jordan
Authorized Person